For Release 1 p.m. PDT
March 13, 2008
Trubion Pharmaceuticals Inc. Reports Fourth-Quarter and Year-Ended 2007 Financial Results and
Provides 2008 Financial Outlook
SEATTLE, March 13, 2008—Trubion Pharmaceuticals Inc. (NASDAQ: TRBN) today announced financial results for its fourth quarter and year ended Dec. 31, 2007, as well as 2008 financial guidance.
Fourth Quarter and Year 2007 Financial Results
Revenue for the fourth quarter of 2007 was $5.7 million compared with $6.4 million for the fourth quarter of 2006. Revenue for the year ended Dec. 31, 2007, was $20.1 million compared with $36.5 million for the year ended Dec. 31, 2006. Revenue in 2007 was earned through the company’s strategic collaboration with Wyeth Pharmaceuticals and consisted of collaborative research funding and amortization of the upfront fee of $40 million received in January 2006. The three-month and 12-month decreases were due to reduced reimbursement revenue from the Wyeth collaboration as a result of the successful transfer of manufacturing activities for TRU-015 from Trubion to Wyeth during 2007, and decreased revenue from the recognition of the $40 million upfront fee from Wyeth due to a change in the estimated research and development period. These decreases were partially offset by an increase in reimbursable clinical costs related to Trubion’s Phase IIb clinical trial for TRU-015 completed in July 2007. The 12-month decrease was also due to decreased milestone revenue in 2007 compared with 2006.
Total operating expenses for the fourth quarter of 2007 were $11.4 million compared with $12.2 million for the fourth quarter of 2006. Total operating expenses for the year ended Dec. 31, 2007, were $47.3 million compared with $42.8 million for the year ended Dec. 31, 2006. The three-month decrease was primarily due to a decrease in outside manufacturing costs for TRU-015 due to the successful transfer of manufacturing activities to Wyeth during 2007. This decrease was partially offset by increased clinical costs related to the company’s Phase IIb clinical trial for TRU-015 and increased personnel-related expenses due to increased headcount.
The 12-month increase was primarily due to increased clinical costs related to the company’s Phase IIb clinical trial for TRU-015, increased personnel-related expenses due to increased headcount, and increased outside manufacturing costs related to Trubion’s TRU-016 product candidate. These increases were partially offset by lower outside manufacturing costs for TRU-015 due to the successful transfer of manufacturing activities to Wyeth during 2007 and lower non-cash stock-based compensation charges.
Net loss for the fourth quarter of 2007 was $4.9 million, or $0.28 per diluted common share, compared with a net loss of $4.8 million, or $0.33 per diluted common share, for the fourth quarter of 2006. For the year ended Dec. 31, 2007, net loss was $23.3 million, or $1.32 per diluted common share, compared with a net loss of $3.9 million, or $0.83 per diluted common share, for the year ended Dec. 31, 2006.
Trubion had $78.5 million in cash, cash equivalents and investments as of Dec. 31, 2007, compared with $105.8 million as of Dec. 31, 2006.
“In 2007 we continued our mission to develop a family of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy and convenience, that could offer improved patient experiences,” said Peter Thompson, M.D., FACP, president, chief executive officer and chairman of Trubion. “We and our partner continued to advance the clinical development of our lead product candidate, TRU-015, for the treatment of rheumatoid arthritis, began clinical evaluation of TRU-015 in non-Hodgkin’s lymphoma (NHL) and expect to do the same in systemic lupus erythematosus (SLE) later this year. In 2008, we expect our research and clinical advancements to continue with Phase 1 clinical study of our proprietary product, TRU-016, as well as other product candidates.”
2008 Financial Guidance
Trubion anticipates 2008 revenues to be in the range of $15 million to $20 million earned through the company’s Wyeth collaboration. Total operating expenses are expected to be approximately

$53 million to $58 million for 2008. The planned increase in 2008 operating expenses is primarily attributable to clinical trial expenses associated with the retreatment study being completed by Trubion for its lead product candidate, TRU-015, manufacturing and clinical costs associated with its TRU-016 product candidate, and increased personnel-related expense. Operating cash requirements in 2008 are expected to be approximately $35 million to $40 million.
Conference Call Details
Trubion will host a conference call and webcast to discuss its fourth-quarter and year-ended 2007 financial results and provide an update on business activities. The call will be held March 13 at 2 p.m. Pacific Time, 5 p.m. Eastern Time. The live event will be available from Trubion’s website at http://investors.trubion.com/events.cfm, or by calling 1 (877) 545-1491 or 1 (719) 325-4931. A replay of the discussion will be available beginning 8 p.m. Eastern Time from Trubion’s website or by calling 1 (888) 203-1112 or 1 (719) 457-0820, and entering 7634379. The telephone replay will be available until midnight, Monday, March 17, 2008.
About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy, and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIPtm, therapeutics, and are designed using its custom drug assembly technology. Trubion’s lead product candidate, TRU-015, has completed a Phase 2b clinical trial for the treatment of rheumatoid arthritis, and is also in development under the Wyeth collaboration for the treatment of non-Hodgkin’s lymphoma, Systemic Lupus Erythematosus and other undisclosed indications. Trubion’s proprietary product candidate, TRU-016, is a novel CD37-targeted therapy for the treatment of B-cell malignancies currently in Phase 1 clinical evaluation. In addition to Trubion’s current product candidates, the company is also developing additional alliance and proprietary product candidates that build on its product development experience. More information is available in the investors section of Trubion’s website: investors.trubion.com.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the company’s future clinical development programs and the timing thereof, the company’s expected financial and operating results, future clinical development plans, the details of the clinical trials and the results and timing thereof, and the timing of regulatory applications and action. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s Wyeth collaboration, including Wyeth’s control over development timelines, the risks that the Company is unable to advance its clinical development programs and regulatory applications and action at the rate it expects, the risk that the Company does not achieve the financial and operating results it expects, and such other risks as identified in the company’s quarterly report on Form 10-K for the period ended December 31, 2007, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate Web site at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
TRBN-G
For more information, contact:
Trubion Pharmaceuticals Inc.
Jim DeNike
Senior Director, Corporate Communication

(206) 838-0500
jdenike@trubion.com
Waggener Edstrom Healthcare
Jenny Moede
Senior Vice President
(503) 443-7000
jmoede@wagged.com
# # #
(Tables Follow)
TRUBION PHARMACEUTICALS. INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Revenue	$5,698	$6,355	$20,148	$36,530

Operating expenses:
Research and development	8,265	9,858	36,466	33,309
General and administrative	3,181	2,372	10,833	9,473

Total operating expenses	11,446	12,230	47,299	42,782

Loss from operations	(5,748)	(5,875)	(27,151)	(6,252)
Interest income	1,025	1,105	4,607	2,494
Interest expense	(204)	(109)	(770)	(272)
Other income	—	79	—	101

Net loss	$(4,927)	$(4,800)	$(23,314)	$(3,929)

Basic and diluted net loss per share	$(0.28)	$(0.33)	$(1.32)	$(0.83)

Shares used in computation of basic and diluted net loss per share	17,789	14,739	17,688	4,744

			December 31,	December 31,
			2007	2006

Balance Sheet Data:
Cash and cash equivalents			$41,827	$56,414
Investments			36,688	49,387
Total assets			95,174	121,394
Deferred revenue			24,854	31,778
Total stockholders’ equity			53,313	72,654